UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2023

Structure Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-41608	98-1480821
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

611 Gateway Blvd., Suite 223 South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (628) 229-9277

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares (ADSs), each representing three ordinary shares, par value $0.0001 per ordinary share	GPCR	Nasdaq Global Market

Ordinary shares, par value $0.0001 per share*		Nasdaq Global Market*

* Not for trading, but only in connection with the registration of the American Depositary Shares.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Shanghai Operations Lease

On June 29, 2023, Shanghai ShouTi Biotechnology Co., Ltd., the Company’s wholly owned subsidiary. (“Shanghai ShouTi”) entered into a lease agreement (the “Operations Lease”) with Shanghai Changtai Business Management Co., Ltd. for the lease of approximately 22,500 square feet of office space located in Shanghai, China, for the Company’s research and development operations office. The commencement date of the Operations Lease is expected to be January 1, 2024 and will expire on December 31, 2026, unless terminated earlier (the ‘Operations Lease Term”). The annual base rent under the Operations Lease will be approximately 5.20 million yuan, or approximately US$0.72 million based on the exchange rate as of June 29, 2023. The Company will also be responsible for the payment of additional costs and fees relating to the use of the premises during the Operations Lease Term. The Company may request to renew the Operations Lease at the end of the Operations Lease Term on terms to be agreed upon by the parties.

Shanghai Laboratory Lease

On June 29, 2023, Shanghai ShouTi, entered into a lease agreement (the “Lab Lease”) with Shanghai Chuangzhi Space Entrepreneurship Incubator Management Co., Ltd. for the lease of approximately 8,400 square feet of laboratory space located in Shanghai, China for the Company’s research and development activities. The commencement date of the Lab Lease is expected to be February 1, 2024 and will expire on January 31, 2027, unless terminated earlier (the “Lab Lease Term”). The annual base rent under the Lab Lease will be approximately 1.99 million yuan, or approximately US$0.27 million based on the exchange rate as of June 29, 2023. For the second year, the annual base rent under the Lab Lease will be approximately 2.05 million yuan, or approximately US$0.28 million based on the exchange rate as of June 29, 2023. For the third year, the annual base rent under the Lab Lease will be approximately 2.12 million yuan, or approximately US$0.29 million, based on the exchange rate as of June 29, 2023. Shanghai ShouTi will also be responsible for the payment of additional costs and fees relating to the use of the premises during the Lab Lease Term. Shanghai ShouTi may request to renew the Lab Lease at the end of the Lab Lease Term under similar terms and conditions.

U.S. Office Lease

On June 29, 2023, Structure Therapeutics USA Inc., the Company’s wholly owned subsidiary (“Structure USA”) entered into a sublease agreement (the “Sublease”) with Aligos Therapeutics, Inc. for the sublease of approximately 11,800 square feet of office space located in South San Francisco, California for the Company’s corporate headquarters. The commencement date of the Sublease is expected to be August 1, 2023 (the “Sublease Commencement Date”) and will expire on August 31, 2027, unless terminated earlier (the “Sublease Term”). The annual base rent under the Sublease will initially be approximately US$0.49 million, and will be increased by three percent (3%) on each anniversary of the Sublease Commencement Date. The Sublease also provides that, so long as Structure USA is not in default under the Sublease, it will be entitled to abatement of its monthly base rent for the first four months of the initial Sublease Term. Structure USA will also be responsible for the payment of additional costs and fees relating to the use of the premises during the Sublease Term. Structure USA may request to extend the Sublease on terms based upon the market rate at such time, and in accordance with the terms agreed upon by the parties.

The foregoing descriptions of the Operations Lease, Lab Lease and Sublease do not purport to be complete and are qualified in their entirety by reference to the full text of the Operations Lease, Lab Lease and Sublease, copies of which are filed as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K, respectively, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Lease Agreement, by and between the Company and Shanghai Changtai Business Management Co., Ltd., dated June 29, 2023.
10.2	House Leasing Contract, by and between Shanghai ShouTi Biotechnology Co., Ltd. and Shanghai Chuangzhi Space Entrepreneurship Incubator Management Co., Ltd., dated June 29, 2023.
10.3	Sublease, by and between Structure Therapeutics USA Inc. and Aligos Therapeutics, Inc., dated June 29, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Structure Therapeutics Inc.

Date: July 6, 2023	By:	/s/ Raymond Stevens
Raymond Stevens, Ph.D.
Chief Executive Officer